Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Thermo Fisher Scientific Inc. of our report dated February 23, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Thermo Fisher Scientific Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2023 relating to the financial statements and supplemental schedule of Thermo Fisher Scientific Inc. 401(k) Retirement Plan, which appears in the Annual Report of Thermo Fisher Scientific Inc. 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2022.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 9, 2023